EXPLANATION OF RESPONSES
(1)
Upon the conversion of the shares of the Series F Convertible Preferred Stock described herein, the Insight Funds (defined below) collectively hold 22,435,663 shares of Common Stock (collectively, “Shares” and each, a “Share”) of UserTesting, Inc. (the “Issuer”). Insight Partners (Cayman) XI, L.P. (“Cayman XI”) holds 10,220,232 Shares, Insight Partners (Delaware) XI, L.P. (“Delaware XI”) holds 1,304,945 Shares, Insight Partners (EU) XI, S.C.Sp. (“EU XI”) holds 1,212,188 Shares, Insight Partners XI (Co-Investors) (B), L.P. (“XI Co-Investors (B)”) holds 214,105 Shares, Insight Partners XI (Co-Investors), L.P. (“XI Co-Investors”) holds 155,343 Shares and Insight Partners XI, L.P. (“IP XI”, and together with Cayman XI, Delaware XI, XI Co-Investors (B), XI Co-Investors and IP XI, the “Insight Funds”) holds 9,328,850 Shares.

(2)
Each share of Series F Convertible Preferred Stock is automatically convertible into Common Stock on a one-to-one basis immediately prior to the completion of the Issuer’s initial public offering of Common Stock, has no expiration date and converted into Common Stock upon the closing of the Issuer’s initial public offering, which occurred on November 19, 2021.

(3)	Held directly by Insight Partners (Cayman) XI, L.P.
(4)	Held directly by Insight Partners (Delaware) XI, L.P.
(5)	Held directly by Insight Partners (EU) XI, S.C.Sp.
(6)	Held directly by Insight Partners XI (Co-Investors) (B), L.P.
(7)	Held directly by Insight Partners XI (Co-Investors), L.P.
(8)	Held directly by Insight Partners XI, L.P.